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                                                                    EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Registration Statement of Charter Communications Southeast Holdings, L.P. and Charter Communications Southeast Holdings Capital Corporation on Form S-4 of our report dated March 5, 1996, relating to the financial statements of the Cable Systems of CableSouth, Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994 and for the five-month period ended May 31, 1995, which appears in this Registration Statement.



     We also consent to the reference to us under the heading "Independent Certified Public Accountants" in such Registration Statement.



DELOITTE & TOUCHE LLP



Birmingham, Alabama


June 20, 1996